UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: October 29, 2003

(Date of earliest event reported)

GSI COMMERCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-16611	04-2958132
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1075 First Avenue, King of Prussia, PA 19406

(Address of principal executive offices and zip code)

(610) 265-3229

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

99.1	Press Release, dated October 29, 2003

Item 12. Results of Operations and Financial Condition.

On October 29, 2003, GSI Commerce, Inc. (the “Registrant”) issued a press release announcing its results for the fiscal quarter ended September 27, 2003 and certain other information. A copy of this press release is furnished as part of this report and incorporated herein by reference.

The press release included as Exhibit 99.1 contains the non-GAAP financial measures EBITDA and net merchandise sales. The Registrant uses EBITDA as a means to evaluate its performance period to period without taking into account certain expenses, particularly stock-based compensation expense which may fluctuate materially due to fluctuations in the price of the Registrant’s common stock both on a quarterly basis and on an annual basis and does not consistently reflect the Registrant’s results from its core business activities. In addition, the Registrant uses net merchandise sales as a metric for operating its business. Variable costs such as fulfillment and customer service labor expense, order processing costs such as credit card and bank processing fees, and business management costs such as marketing department staffing levels are related to the amount of sales made through the Registrant’s platform, whether or not the Registrant records the revenue from such sales. The Registrant believes that investors will have a more thorough understanding of its expense trends if they have visibility to both GAAP revenue as well as the non-GAAP financial measure net merchandise sales. These non-GAAP financial measures should be considered in addition to, and not as a substitute, or superior to, other measures of financial performance prepared in accordance with GAAP. These non-GAAP measures included in the press release have been reconciled to the nearest GAAP measure as is now required under new SEC rules regarding the use of non-GAAP financial measures.

As used herein, “GAAP” refers to accounting principles generally accepted in the United States.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSI COMMERCE, INC.

By:	/s/ Michael G. Rubin

Michael G. Rubin
Chairman, President and Chief Executive Officer

Dated: October 29, 2003

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated October 29, 2003